EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Reports First Quarter 2016 Financial Results

WEST CHESTER, OH, April 26, 2016 – AK Steel (NYSE: AKS) today reported its financial results for the first quarter of 2016.

1st Quarter 2016 Performance Summary

•	Shipments of 1,658,200 tons

•	Sales of $1.52 billion with an average selling price of $914 per ton

•	Net loss of $13.6 million, or $0.08 per diluted share

•	Adjusted EBITDA of $81.1 million, or $49 per ton

•	Liquidity of $693.4 million

AK Steel reported a net loss of $13.6 million, or $0.08 per diluted share of common stock, for the first quarter of 2016, compared to a net loss of $306.3 million, or $1.72 per diluted share, for the first quarter of 2015. The net loss for the year-ago first quarter included a charge of $256.3 million, or $1.44 per diluted share, to write off the company’s investment in Magnetation LLC. The company reported a 41% increase in adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) to $81.1 million, or 5.3% of net sales, for the first quarter of 2016 from adjusted EBITDA of $57.5 million, or 3.3% of net sales, for the first quarter of 2015.
“We achieved significant improvement from a year ago as we made the strategic decision to reduce our exposure to commodity spot markets, optimize our footprint and focus on higher value products,” said Roger K. Newport, AK Steel’s Chief Executive Officer. Mr. Newport continued, “As a result of these actions, our continuous emphasis on operational improvements and relentless attention to cost management, our adjusted EBITDA improved significantly compared to a year ago.”
Shipments of 1,658,200 tons in the first quarter of 2016 were 5% lower than the first quarter of 2015, reflecting the company’s strategic decision to reduce exposure to commodity products. Shipments of hot rolled carbon steel products, most of which were sold into the commodity spot market, declined 34% from a year ago. Partially offsetting this decline was a 7% increase in higher value coated products that are sold mostly to the automotive market. As a result of reduced volumes and lower average selling prices, net sales for the first quarter of 2016 declined to $1.52 billion from $1.75 billion in the first quarter of 2015.
The company’s adjusted EBITDA increased 41% to $81.1 million in the first quarter of 2016 from the first quarter of 2015, principally due to a better product mix, operational improvements, a continuous focus on reducing costs, and lower raw material and energy costs. The first quarter of 2016 included a LIFO credit of $12.3 million, compared to a LIFO credit of $17.1 million in the first quarter of 2015.
The company ended the first quarter of 2016 with total liquidity of $693.4 million. Cash flows from operating activities were $136.7 million and included a $71.6 million contribution from working capital, as the company continued to proactively manage its inventory levels. The company repaid borrowings under its credit facility by $30.0 million and increased cash and cash equivalents by $56.4 million during the first quarter of 2016.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

Safe Harbor Statement
Certain statements the company made or incorporated by reference in this release, or made in other documents furnished to or filed with the Securities Exchange Commission, as well as in press releases or in oral presentations made by company employees, reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.  The company cautions readers that forward-looking statements reflect the company’s current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions about future business decisions and conditions that may change.
Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; increased global steel production and imports; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers or key suppliers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; financial, credit, capital and banking markets; derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement initiatives; information technology security threats and cybercrime; as well as those risks and uncertainties discussed in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company’s plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended March 31,
	2016	2015
Shipments (000 tons)	1,658.2	1,750.5
Selling price per ton	$914	$999

Net sales	$1,518.8	$1,750.9

Cost of products sold	1,365.5	1,608.6
Selling and administrative expenses	63.5	69.2
Depreciation	53.7	55.4
Pension and OPEB expense (income)	(11.9)	(16.1)
Total operating costs	1,470.8	1,717.1
Operating profit	48.0	33.8
Interest expense	42.8	43.9
Impairment of Magnetation investment	—	(256.3)
Other income (expense)	(0.7)	(16.7)
Income (loss) before income taxes	4.5	(283.1)
Income tax expense	0.1	7.7
Net income (loss)	4.4	(290.8)
Less: Net income attributable to noncontrolling interests	18.0	15.5
Net income (loss) attributable to AK Steel Holding Corporation	$(13.6)	$(306.3)
Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.08)	$(1.72)
Weighted-average shares outstanding:
Basic	177.5	177.0
Diluted	177.5	177.0

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$113.0	$56.6
Accounts receivable, net	488.7	444.9
Inventory, net	1,068.9	1,226.3
Other current assets	71.8	78.4
Total current assets	1,742.4	1,806.2
Property, plant and equipment	6,488.4	6,466.0
Accumulated depreciation	(4,432.7)	(4,379.5)
Property, plant and equipment, net	2,055.7	2,086.5
Other non-current assets	189.2	191.7
TOTAL ASSETS	$3,987.3	$4,084.4

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$643.3	$703.4
Accrued liabilities	270.0	261.5
Current portion of pension and other postretirement benefit obligations	78.4	77.7
Total current liabilities	991.7	1,042.6
Non-current liabilities:
Long-term debt	2,336.4	2,354.1
Pension and other postretirement benefit obligations	1,132.4	1,146.9
Other non-current liabilities	138.4	136.4
TOTAL LIABILITIES	4,598.9	4,680.0

Equity (deficit):
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 178,924,901 and 178,284,137 shares in 2016 and 2015; outstanding 178,377,287 and 177,893,562 shares in 2016 and 2015	1.8	1.8
Additional paid-in capital	2,268.8	2,266.8
Treasury stock, common shares at cost, 547,614 and 390,575 shares in 2016 and 2015	(2.3)	(2.0)
Accumulated deficit	(3,070.6)	(3,057.0)
Accumulated other comprehensive loss	(188.2)	(187.2)
Total stockholders’ equity (deficit)	(990.5)	(977.6)
Noncontrolling interests	378.9	382.0
TOTAL EQUITY (DEFICIT)	(611.6)	(595.6)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,987.3	$4,084.4

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$4.4	$(290.8)
Depreciation	50.1	51.8
Depreciation—SunCoke Middletown	3.6	3.6
Amortization	5.3	7.5
Impairment of Magnetation investment	—	256.3
Deferred income taxes	4.5	6.8
Pension and OPEB expense (income)	(11.9)	(16.1)
Contributions to pension trust	—	(1.0)
Other postretirement benefit payments	(9.6)	(13.6)
Changes in working capital	71.6	(34.3)
Other operating items, net	18.7	27.1
Net cash flows from operating activities	136.7	(2.7)

Cash flows from investing activities:
Capital investments	(28.8)	(28.3)
Other investing items, net	(0.1)	(5.6)
Net cash flows from investing activities	(28.9)	(33.9)

Cash flows from financing activities:
Net borrowings (payments) under credit facility	(30.0)	75.0
SunCoke Middletown distributions to noncontrolling interest owners	(21.1)	(18.3)
Other financing items, net	(0.3)	(0.9)
Net cash flows from financing activities	(51.4)	55.8

Net increase (decrease) in cash and cash equivalents	56.4	19.2
Cash and cash equivalents, beginning of period	56.6	70.2
Cash and cash equivalents, end of period	$113.0	$89.4

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA that excludes the effects of noncontrolling interests and an impairment charge for its investment in Magnetation. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP and is not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliation of adjusted EBITDA.

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
(dollars in millions, except per ton)	2016	2015
Net income (loss) attributable to AK Steel Holding	$(13.6)	$(306.3)
Net income attributable to noncontrolling interests	18.0	15.5
Income tax expense	0.1	7.7
Interest expense	42.8	43.9
Interest income	(0.3)	(0.3)
Depreciation	53.7	55.4
Amortization	2.0	4.4
EBITDA	102.7	(179.7)
Less: EBITDA of noncontrolling interests (a)	21.6	19.1
Impairment of Magnetation investment	—	256.3
Adjusted EBITDA	$81.1	$57.5
Adjusted EBITDA per ton	$49	$33
(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended March 31,
(dollars in millions)	2016	2015
Net income attributable to noncontrolling interests	$18.0	$15.5
Depreciation	3.6	3.6
EBITDA of noncontrolling interests	$21.6	$19.1

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended March 31,
	2016	2015
Tons Shipped by Product
Stainless/electrical	223.8	227.5
Coated	837.1	786.0
Cold-rolled	301.9	321.0
Tubular	29.4	29.4
Subtotal value-added shipments	1,392.2	1,363.9
Hot-rolled	220.4	333.0
Secondary	45.6	53.6
Subtotal non value-added shipments	266.0	386.6
Total shipments	1,658.2	1,750.5

Shipments by Product (%)
Stainless/electrical	13.5%	13.0%
Coated	50.5%	44.9%
Cold-rolled	18.2%	18.3%
Tubular	1.8%	1.7%
Subtotal value-added shipments	84.0%	77.9%
Hot-rolled	13.3%	19.0%
Secondary	2.7%	3.1%
Subtotal non value-added shipments	16.0%	22.1%
Total shipments	100.0%	100.0%

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